UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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STONE ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stone Energy Corporation 625 E. Kaliste Saloom Road Lafayette, Louisiana 70508

Supplement to the 2016 Proxy Statement

This proxy statement supplement (this “Proxy Supplement”) supplements the definitive proxy statement of Stone Energy Corporation (“we,” “our,” “company” or “Stone”), filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2016 (the “Proxy Statement”) and the first proxy statement supplement filed with the Commission on May 5, 2016 (the “First Proxy Supplement”) regarding the 2016 annual meeting of stockholders to be held on May 19, 2016 at 10:00 a.m., local time, at the Windsor Court Hotel located at 300 Gravier Street, New Orleans, Louisiana 70130, or any adjournment or postponement thereof (the “Annual Meeting” or the “annual meeting”).

As previously disclosed in the Proxy Statement and First Proxy Supplement, we are currently assessing strategic alternatives and restructuring alternatives. We are engaged in negotiations with certain noteholders of our Senior Convertible Notes due in 2017 and our Senior Notes due in 2022 (the “Senior Notes”) regarding the restructuring of the Senior Notes. On May 16, 2016, we filed our Current Report on Form 8-K (our “Form 8-K”), which provides additional updates regarding such negotiations and the redetermination of our borrowing base, as well as information regarding non-compliance with the New York Stock Exchange's market capitalization requirements. We are therefore filing our Form 8-K herewith as additional definitive solicitation material. For important information, please refer to the Form 8-K, as well as the previously filed Proxy Statement and First Proxy Supplement.

This document and any other additional definitive solicitation materials will not be sent to you in hard copy form. Please monitor http://www.edocumentview.com/SGY for additional items as the Annual Meeting approaches.

Proxy advisory firms Institutional Shareholder Services, Inc. and Glass Lewis & Co LLC both have recommended that stockholders vote in favor of the proposals to be acted upon at the Annual Meeting. This Proxy Supplement does not change the proposals to be acted upon at the Annual Meeting and does not provide all of the information that is important to your decisions in voting at the Annual Meeting. Information regarding the proposals, among other things, is contained in the Proxy Statement that was previously made available to our stockholders. We are providing you with the following additional information in order to further assist you in voting your common stock at the Annual Meeting. If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by: voting again through the Internet or telephone prior to 11:59 p.m., Eastern Time on May 18, 2016; requesting, completing and mailing in a new paper proxy card, as outlined in the Notice of Internet Availability of Proxy Materials; voting in person at the Annual Meeting by completing a ballot, although attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or submitting a written notice of revocation to the Secretary of Stone Energy Corporation at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 no later than May 18, 2016. If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with that entity’s procedures. For other questions, please contact our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or by phone at (337) 237-0410.

This Proxy Supplement is dated May 16, 2016 and is being made available to the stockholders of Stone on May 16, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 11, 2016
Date of Report (Date of earliest event reported)

STONE ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed, on April 13, 2016, Stone Energy Corporation (the “Company”) received notice that its borrowing base under its bank credit facility was reduced from $500 million to $300 million. On that date, the Company had $457 million of outstanding borrowings and $18.3 million of outstanding letters of credit, or $175.3 million in excess of the redetermined borrowing base (referred to as a borrowing base deficiency). The Company’s agreement with the banks provides that within 30 days after notification of a borrowing base deficiency, the Company must elect to cure the borrowing base deficiency through any combination of the following actions: (1) repay amounts outstanding sufficient to cure the deficiency within 10 days after its written election to do so; (2) add additional oil and gas properties acceptable to the banks to the borrowing base and take such actions necessary to grant the banks a mortgage in the properties within 30 days after its written election to do so; and/or (3) arrange to pay the deficiency in six equal monthly installments. On May 11, 2016, the Company notified the banks of its election to cure the borrowing base deficiency by arranging to pay the deficiency in six equal monthly installments, and on May 13, 2016, the Company made the first monthly installment payment of approximately $29.2 million.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

During the week of May 16, 2016, the Company expects to receive formal  notice from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the NYSE continued listing standards. Section 8.02.01B of the NYSE continued listing standards states that a company will be considered to be below compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million, and at the same time stockholders’ equity is less than $50 million. The Company is considered below these criteria because its average global market capitalization has been less than $50 million over a consecutive 30 trading-day period and because its stockholders’ equity was below $50 million.

As previously disclosed, the proxy statement for the Company’s 2016 Annual Meeting of Stockholders to be held on Thursday, May 19, 2016 includes a proposal that, if approved by stockholders at the meeting, would permit the board of directors to implement a reverse stock split of the Company’s common stock as a means to address such non-compliance with the NYSE’s minimum stock price requirement, if the board of directors were subsequently to determine to proceed with the reverse stock split. However, the approval of Proposal 7 would not cure the average global market capitalization non-compliance.

In accordance with applicable NYSE procedures, upon receipt of formal notice, the Company will have 10 business days from receipt of formal notice to submit a letter to the NYSE confirming whether it will submit a plan that demonstrates its ability to regain compliance within 18 months.  Upon submission of such a letter, the Company would then submit a plan within 45 days of the receipt of formal notice.  Upon receipt of the plan, the NYSE would have 45 calendar days to review and determine whether the Company has made reasonable demonstration of its ability to come into conformity with the relevant standards within the 18-month period.  The NYSE will either accept the plan, at which time the Company would be subject to ongoing monitoring for compliance with the plan, or the NYSE will not accept the plan and the Company would be subject to suspension and delisting proceedings.  During the 18-month cure period, Company shares would continue to be listed and traded on the NYSE, subject to its continued compliance with other NYSE continued listing standards.  The Company can provide no assurances that it will be able to satisfy any of the steps outlined above and maintain a listing of its shares.

Item 8.01. Other Events.

The Company is in the process of analyzing various alternatives to address its liquidity and capital structure, including strategic and refinancing alternatives through a private restructuring, asset sales and a prepackaged or prearranged bankruptcy filing. The Company’s senior notes consist of $300 million of Senior Convertible Notes due in 2017 (the “2017 Notes”) and $775 million of Senior Notes due in 2022 (the “2022 Notes”), collectively the "Senior Notes". The Company is currently engaged in negotiations with certain holders of the Senior Notes and their financial advisors regarding the restructuring of the Senior Notes, and has an interest payment obligation under the 2022 Notes of approximately $29 million, due on May 16, 2016. The indenture governing the 2022 Notes provides a 30-day grace period that extends the latest date for making this interest payment to June 14, 2016, before an Event of Default occurs under the indenture. Although the Company has sufficient liquidity to make the interest payment by the due date, the Company has elected to not make this interest payment on the due date and plans to utilize the 30-day grace period provided by the indenture, to allow the Company additional time to assess its restructuring alternatives. If the Company does not make its interest payment by June 14, 2016, an Event of Default would occur under the indenture governing the 2022 Notes, which would give the trustee or the holders of at least 25% of principal amount of the 2022 Notes the option to accelerate maturity of the principal, plus any accrued and unpaid interest, on the 2022 Notes. An Event of Default under the 2022 Notes may result in defaults and acceleration of maturities under the Company's other debt instruments. The Company expects operations to continue as normal while these discussions are ongoing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: May 16, 2016	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary